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EXHIBIT 99.1

                        SAFE HARBOR COMPLIANCE STATEMENT


         The Company believes that the following factors could cause actual results to differ materially from those in forward-looking statements set forth in this Form 10-QSB.

1. The Company's ability to grow through affiliations with additional orthodontic practices.

2. The Company's ability to identify suitable affiliation candidates and to profitably manage or successfully integrate new Affiliated Practices with the Company and its existing Affiliated Practices.

3. The level of competition in the orthodontic practice management industry.

4. Regulatory development and changes in the United States healthcare system and dental and orthodontic professions that may affect the profitability of the Company or the enforceability of the Company's operative agreements with its Affiliated Practices and Affiliated Orthodontists.

5. The Company's dependence on revenues generated by the Affiliated Orthodontists of the Affiliated Practices and the ability of the Affiliated Practices to repay loans made for the benefit of the Affiliated Practices to fund deficits in monthly cash flows of the Affiliated Practices.

6. The Company's ability to secure capital, and the related cost of such capital, needed to fund the future growth of the Company through affiliations with orthodontic practices as well as internal growth.

7. The Company's ability to staff the Affiliated Practices with appropriate qualified personnel.

8.       The continued availability to the Company of adequate insurance.

9. The Affiliated Practices' reputation for delivering high-quality patient care and their ability to attract and retain patients.

10. The Company's dependence on key personnel and the ability to attract and retain skilled management.

11.      Liability risks associated with providing orthodontic services.

         The foregoing factors should not be construed as exhaustive or as an admission regarding the adequacy of disclosures previously made by the Company. All capitalized terms used in this Exhibit 99.1 not otherwise defined herein have the same meanings as prescribed to such terms in the Form 10-QSB.